                               BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                   Ratio of Earnings to Fixed Charges

                                                                                         Three Months
                                             Year Ended December 31                     Ended March 31
                                1992       1993       1994       1995        1996       1996       1997
                                     (dollar amounts expressed in thousands)

Interest costs                $ 191,026 $ 172,170  $ 169,170  $ 154,469  $ 146,234  $  35,065  $  31,830
Interest capitalized during
  the period                      3,972     2,036      1,630      3,549     17,778      2,941      6,362
Interest factor related to
  noncapitalized leases(1)        7,150     7,485      9,161      8,600     12,982      3,050      3,486
                              _________ _________  _________  _________  _________  _________  _________
  Total fixed charges         $ 202,148 $ 181,691  $ 179,961  $ 166,618  $ 176,994  $  41,056  $  41,678


Income (loss) before
  income taxes and minority
  interest                    $(252,510)$(125,590) $ (64,750) $ 589,410  $  31,340  $  46,140  $ (20,230)
Undistributed (earnings)
  losses of less than 50%
  owned persons, net of
  distributions received         (2,119)     (922)    (1,110)   (36,861)    (1,290)    (1,090)       (30)
Total fixed charges             202,148   181,691    179,961    166,618    176,994     41,056     41,678
Less: Interest capitalized       (3,972)   (2,036)    (1,630)    (3,549)   (17,778)    (2,941)    (6,362)
      Guarantee of interest
        on ESOP debt            (23,380)  (22,208)   (20,717)   (19,339)   (17,874)    (4,505)    (4,130)
                              _________ _________  _________  _________  _________  _________  _________

Total earnings (losses)
  before fixed charges        $ (79,833)$  30,935  $  91,754  $ 696,279  $ 171,392  $  78,660  $  10,926


  Ratio of earnings to
    fixed charges(2)               -         -          -          4.18       -          1.92       -


(1)   Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

(2)   Earnings before fixed charges were inadequate to cover total fixed charges by $281,981,000,
      $150,756,000, $88,207,000, and $5,602,000 for the years ended December 31, 1992, 1993, 1994, and
      1996 and $30,752,000 for the three months ended March 31, 1997.
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